Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

May 23, 2002

Dear Sir/Madam:

     We have read the first four (4) paragraphs of Item 4 included in the Report on Form 8-K, dated May 23, 2002 of United States Cellular Corporation, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP